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                                                                    EXHIBIT 3.02

                              AMENDMENT NO. 1 TO

                                   BYLAWS OF

                              SNOWBALL.COM, INC.
                           (a Delaware corporation)



     The following sets forth Amendment No. 1 to the Bylaws of Snowball.com, Inc. Corporation, a Delaware corporation (the "Company"), adopted as of September 11, 2001:

     Article I, Section 1.2 is hereby amended, pursuant to the Board resolutions adopted on September 11, 2001, in its entirety, to read as follows:

          Section 1.2:  Special Meetings.  A special meeting of the shareholders
          -----------   ----------------
     may be called at any time by the board of directors, the chairman of the board, the president or by the holders of shares of the Corporation that are entitled to cast not less than a majority of the total number of votes entitled to be cast by all stockholders at such meeting.

          Special meetings may not be called by any other person or persons. If a special meeting of stockholders is called at the request of any person or persons other than by a majority of the members of the Board of Directors,
             ----------
     then such person or persons shall request such meeting by delivering a written request to call such meeting to each member of the Board of Directors, and the Board of Directors shall then determine the time, date and place of such special meeting, which shall be held not more than one hundred twenty (120) nor less than thirty-five (35) days after the written request to call such special meeting was delivered to each member of the Board of Directors.

     IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this 3rd day of October 2001.



                                        /s/ JAMES R. TOLONEN
                                       --------------------------
                                       James R. Tolonen
                                       Secretary